Exhibit 10.55

GREEN PLAINS RENEWABLE ENERGY, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made this 15th day of October, 2008 to Edgar Seward (the “Grantee”) and evidences the grant by Green Plains Renewable Energy, Inc., an Iowa corporation (the “Company”) of a Restricted Stock Award (the “Award”) to the Grantee on the date hereof (the “Date of Grant”).  By accepting the Award, the Grantee agrees to be bound in accordance with the provisions of this Agreement.

1.

Shares Awarded and Restrictions on Shares.  The Grantee is hereby awarded the following number of shares (the “Restricted Shares”) of the Company’s Common Stock (“Common Stock”), $.001 par value, subject to forfeiture and to the restriction on the rights of sale and transfer set forth in this document, the provisions of which are hereby incorporated in this document by reference:

Number of Restricted Shares:	25,000

This award is not effective unless signed by Employee and received by the Company’s Chief Financial Officer within thirty (30) days following the Date of Grant.  The term “Restricted Shares” shall include all shares of Green Plains Common Stock issued in respect to the Restricted Shares which result from stock splits, stock dividends, division of shares, or other capital structure changes.

2.

Sale or Transfer Restrictions.  All Restricted Shares shall be held by the Grantee without the rights of sale or transfer, and are subject to forfeiture as provided in paragraph 3, below, until the dates shown on the schedule below, when such restrictions shall lapse.  The award shall become fully vested and all restrictions shall lapse according to the schedule shown below:

Number of Shares	Vesting Date
6,250	October 15, 2008
6,250	October 15, 2009
6,250	October 15, 2010
6,250	October 15, 2011

3.

Employment Requirement.  In the event of Grantee’s Termination of Service prior to any date specified in Paragraph 2, above, the Restricted Shares for which restrictions shall not have lapsed will be forfeited by the Grantee and become the property of the Company.

4.

Sale or Transfer Restrictions.  The Restricted Shares shall be owned by the Grantee without the rights of sale or transfer and subject to forfeiture as provided in Paragraph 3 until the date shown above when such restrictions shall lapse.

5.

Shares of Record.  The Company will cause the number of awarded shares to be recorded in book entry format in the name of the Grantee on the shareholder records of the Company.  No certificate or certificates evidencing the Restricted Shares will be issued in the name of the Grantee until such time as the restrictions shall lapse.  By execution of this agreement and the acceptance of the Restricted Shares, Grantee authorizes the Company to cause the cancellation of the Restricted Shares in the event of forfeiture.  If requested by Company the Grantee will deliver to the Company a stock power, executed in blank, covering the Restricted Shares.  When the prohibited sale and transfer restrictions lapse under Paragraph 2 with respect to the Restricted Shares, provided the Restricted Shares have not been forfeited under Paragraph 3, the Company shall deliver to the Grantee a stock certificate for the number of Restricted Shares reduced by the number of shares of Common Stock having a value equal to the amount required pursuant to Paragraph 7 to be withheld for taxes upon the lapse of restrictions.

6.

Voting and Other Rights of Restricted Shares.  Upon the book entry in the records of the Registrar representing the Restricted Shares, the Grantee shall have all of the rights of a stockholder of the Company, including the right to receive dividends (excluding stock dividends during the restriction period) and to vote the Restricted Shares until such shares may have been forfeited to the Company as provided in Paragraph 3.

7.

Taxes.  The Grantee will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the granting of the Restricted Stock or the delivery of the shares pursuant thereto, and the Grantee authorizes the Company or any Subsidiary to pay any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith.

The Company shall satisfy the withholding requirements by withholding shares having a value equal to the amount required to be withheld with such value based on the last sale price of the Common Stock reported by NASDAQ on the date the amount of tax to be withheld is to be determined.  To determine the number of shares to be withheld, the Common Stock shall be valued at its per share closing price each date the restrictions lapse pursuant to Paragraph 2, and the withholding rates used shall be 35% federal income tax, 8.98% State of Iowa income tax; 6.20% Social Security tax (up to the taxable wage base for the year the restrictions lapse ($102,000 for 2008)); and 1.45% Medicare tax.  The Company shall pay the dollar value of the withheld shares as withholding to applicable tax authorities.

8.

Beneficiary.  The Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation thereof with the Secretary of the Company.  No such designation shall be effective unless received prior to the death of the Grantee.  In the absence of such designation or if the beneficiary so designated shall not survive the Grantee, the certificate or certificates shall be delivered to the estate of the Grantee.

9.

Changes in Circumstances.  It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Restricted Shares after the date hereof.

10.

Committee Authority.  Any questions concerning the interpretation of this Award Agreement or the Plan, and any controversy which arises under this Award Agreement or the Plan shall be settled by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole discretion.  All determinations and decisions of the Compensation Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

11.

Governing Law.  Where applicable, the provisions of this Award Agreement shall be governed by the contract law of the State of Iowa.

To confirm the foregoing, please sign and return one copy of this Award Agreement immediately.

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of this Award Agreement.

/s/ Wayne Hoovestol, CEO	October 15, 2008
Green Plains Renewable Energy, Inc.	Date

/s/ Edgar Seward	October 15, 2008
Edgar Seward	Date

The undersigned Grantee hereby designates ___________________________ as beneficiary which designation shall continue until a written change of designation of beneficiary shall have been filed with the Secretary of the Company.

Edgar Seward	Date

RETURN THIS FORM TO Jerry Peters, Chief Financial Officer, Green Plains Renewable Energy, Inc., 9420 Underwood Ave., Suite 100, Omaha, NE 68114.

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